EXHIBIT 10.2

AGREEMENT TO PROVIDE ADDITIONAL CAPITAL

THIS AGREEMENT TO PROVIDE ADDITIONAL CAPITAL (this “Agreement”) is made and entered into as of February 22, 2005, by and between ARROWHEAD RESEARCH CORPORATION, a Delaware corporation (“Arrowhead”), and CALANDO PHARMACEUTICALS INC., a Delaware corporation (the “Company”).

A. Concurrent with the execution and delivery hereof, Arrowhead has entered into a Stock Purchase Agreement dated as of February 22, 2005 (the “Purchase Agreement”), pursuant to which, among other things, Arrowhead has agreed to purchase 4,000,000 shares of Common Stock of the Company (the “Common Stock”).

B. The Purchase Agreement has been entered into in contemplation of and in consideration of this Agreement, whereby Arrowhead agrees to contribute $3,750,000 of additional capital to the Company on the terms and conditions set forth herein, provided the Company meets certain milestones set forth herein, and also agrees that a portion of the Common Stock purchased by Arrowhead pursuant to the Purchase Agreement will be forfeited by Arrowhead to the Company in the event that Arrowhead fails to provide the agreed upon additional capital despite the attainment by the Company of the specified milestones,

C. This Agreement is being executed and delivered by the parties hereto as contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the parties hereto agree as follows:

1. Commitment to Provide Additional Capital. Arrowhead agrees to provide up to $3,750,000 of additional capital to the Company, on the following terms and subject to the following conditions:

(a) Attached hereto as Appendix I is a schedule setting forth specified dates upon which future contributions of capital are to be made (the “Milestones”). The date upon which each such Milestone shall have been set is hereinafter referred to as a “Milestone Date.”

(b) Within ten (10) business days following each successive Milestone Date specified in Appendix I, the Company shall deliver to Arrowhead a certificate of the Chief Executive Officer of the Company that the Milestone Date has passed and that a contribution of capital is due.

(c) Arrowhead will have a period of ten (10) business days following receipt of the certificate specified in subparagraph 1(b) to provide to the Company, in cash, by corporate check(s) or wire transfer, the amount of additional capital set forth on Appendix I opposite the Milestone and Milestone Date in question.

(d) Any and all amounts provided by Arrowhead to the Company pursuant to this Agreement shall be deemed contributions to the capital of the Company by Arrowhead, as an existing holder of capital stock of the Company. It is understood and agreed that no capital stock or other security of the Company shall be issued to Arrowhead in consideration or on account of any additional capital provided by Arrowhead to the Company pursuant to the provisions of this Agreement, and that none of such funds shall be considered a loan by Arrowhead to the Company, or otherwise be repayable by the Company to Arrowhead.

2. Failure of Arrowhead to Make a Required Contribution. In the event that Arrowhead fails to provide, on a timely basis, any amount of additional funding that Arrowhead is obligated to provide pursuant to the provisions of paragraph 1 above, then Arrowhead shall forfeit to the Company that number of shares of Common Stock equal to (X) 4,000,000 multiplied by (Y) the quotient obtained by dividing (i) the aggregate amount of additional capital that Arrowhead failed to provide in accordance with the terms hereof, by (ii) $4,000,000. Forfeited shares will be rounded up to the nearest whole share in the event the foregoing formula yields a fractional share. By way of example, if Arrowhead only contributes $1,000,000 in additional capital pursuant to its commitment and fails to provide $2,750,000 of additional capital, Arrowhead would forfeit 2,750,000 shares of Company Common Stock (4,000,000 x ($2,750,000/$4,000,000). The foregoing formula will be adjusted to give effect to all distributions, dividends, stock splits or reverse stock splits, if any, that occur between the date hereof and the Contribution Date.

3. Miscellaneous.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, rules and regulations to consummate and make effective the transactions contemplated by this Agreement.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto, the heirs, personal representatives, successors and permitted assigns of each of the parties hereto, but shall not confer, expressly or by implication, any rights or remedies upon any other party. Neither this Agreement nor any of the rights, interests or obligations of either party hereunder may be assigned without the prior written consent of the other party.

(c) This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, without regard to its principles of conflicts of laws.

(d) All notices, requests or demands and other communications hereunder must be in writing and shall be deemed to have been duly made if personally delivered or mailed, postage prepaid, to the parties at their respective addresses set forth on the signature page hereof. Any party hereto may change its address by written notice to the other party given in accordance with this subsection 3(d).

(e) This Agreement, together with the exhibits attached hereto, contains the entire agreement between the parties and supersedes all prior agreements, understandings and writings between the parties with respect to the subject matter hereof and thereof. Each party hereto acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting with authority on behalf of any party, which are not embodied herein or in an exhibit hereto, and that no other agreement, statement or promise may be relied upon or shall be valid or binding. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally. This Agreement may be amended or any term hereof may be changed, waived, discharged or terminated only by an agreement in writing signed by each of the parties hereto.

(f) The captions and headings used herein are for convenience only and shall not be construed as a part of this Agreement.

(g) In the event of any litigation between the parties hereto, the non-prevailing party shall pay the reasonable expenses, including the attorneys’ fees, of the prevailing party in connection therewith.

(h) This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same document.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

CALANDO PHARMACEUTICALS INC.

By:	/s/ John G. Petrovich
John G. Petrovich, President and CEO

ARROWHEAD RESEARCH CORPORATION

By:	/s/ R. Bruce Stewart
R. Bruce Stewart, President and CEO